EXHIBIT 99.1

For Immediate Release	Release No. 00-____
INDUSTRIAL DISTRIBUTION GROUP, INC. (NYSE: IDG)	For Additional Information, Contact: Jack P. Healey Senior Vice President and Chief Financial Officer Industrial Distribution Group, Inc. (404) 949-2100 www.idglink.com

INDUSTRIAL DISTRIBUTION GROUP, INC. ADOPTS STOCK HOLDER
RIGHTS PLAN

          Atlanta, GA, August 30, 2000 -- Industrial Distribution Group, Inc. (NYSE: IDG) today announced that its Board of Directors has adopted a Stockholder Rights Plan. The Plan is intended to provide the Company's Board with negotiating leverage in dealing with any potential acquiror in order to defend the Company from unfair takeover tactics and to prevent an acquiror from gaining control of the Company without offering a fair price to all stockholders. The Plan is not intended to prevent a takeover on terms beneficial to the Company's stockholders, but is designed to ensure that all of the Company's stockholders receive fair treatment in the event of any takeover. The rights are not being distributed in response to any specific effort to acquire control of the Company, and the Board is not aware of any such effort.

          Patrick S. O'Keefe, the Company's President and Chief Executive Officer, stated: "The Board believes our common stock price is well below, and does not sufficiently reflect, the long-term value of the Company. Therefore, as we continue to improve our operating performance, we believe that enhancing the Board's ability to represent the interests of all of its stockholders is particularly important."

          The Plan entails a dividend on August 30, 2000, of one right for each outstanding share of the Company's common stock held as of the close of business on that date. Each right will entitle the holder to buy one one-hundredth of a share of a new Series A Participating Cumulative Preferred Stock at an exercise price of $12.00 per right, or, in certain circumstances, to acquire common stock of an acquiror. Each one one-hundredth of a share of such preferred stock would be essentially the economic equivalent of a share of the Company's common stock. The rights will trade with the Company's common stock until exercisable. The rights will not be exercisable until ten calendar days following a public announcement that a person or group has acquired 20% of the Company's common stock, or, if any person or group has acquired such an interest, the acquisition by that person or group of an additional 2% of the Company's common stock.

          The Company will generally be entitled to redeem the rights at $.001 per right at any time until the date of public announcement that shares resulting in a 20% stock position have been acquired, and in certain other circumstances.

          Industrial Distribution Group, Inc. (www.idglink.com) is a nationwide supplier of maintenance, repair, operating and production ("MROP") products and services. The Company distributes a full line of MROP products, specializing in cutting tools, abrasives, hand and power tools, coolants, lubricants, adhesives and machine tools, and can supply virtually any other MROP product that its customers may require. IDG also provides an array of value-added services and other arrangements, including flexible procurement solutions such as integrated supply, emphasizing its specialized expertise in product application. IDG has 13 hub operating companies and approximately 1,500 associates serving over 45,000 customers. With a total of 65 operating locations, the Company currently has a presence in 37 of the top 75 industrial markets in the United States.

          In addition to the historical information contained herein, certain matters set forth in this news release are forward-looking statements, including but not limited to statements relating to expected operating results. IDG warned that caution should be taken in relying upon any forward-looking statements in this release, as they involve a number of risks and uncertainties that could cause actual results to differ materially from any such statements, including the risks and uncertainties discussed in the Company's Form 10-K for the year ended December 31, 1999 under the caption "Certain Factors Affecting Forward Looking Statements," which discussion is incorporated herein by reference.